Exhibit 99.1

For Immediate Release

Contact: Rich Cleys CFO

(864) 286-4358

April 20, 2007

SCANSOURCE PROVIDES UPDATE ON STOCK OPTION REVIEW

GREENVILLE, SC – April 20, 2007 – ScanSource, Inc. (NASDAQ: SCSC) a leading international distributor of AIDC (automatic identification and data capture), point of sale, communications and electronic security products for the reseller market, today provided an update on its internal stock option review.

The Company previously announced, on January 19, 2007, that the Special Committee, comprised solely of independent directors who were not members of the Compensation Committee during the review period, had reviewed the Company’s stock option grant practices and related accounting issues. As announced, the Special Committee made a recommendation that the Company’s management determine the impact of the Special Committee’s findings on the Company’s accounting for the options grants and make appropriate adjustments and required disclosures. The Company’s management has completed this analysis and has reached a determination that, under applicable accounting principles, the appropriate measurement dates for certain stock options differed from the recorded measurement dates for certain stock option grants.

The Company expects that the difference in these measurement dates will result in non-cash, stock-based compensation expenses. While the Company has not yet determined the exact amount of such non-cash charges, the resulting tax and financial accounting impacts, the impact on its evaluation of internal control over financial reporting, or which specific periods are impacted, it is expected that, as a result of the effects on previously reported financial statements, restatements will be required for certain periods. The Company currently believes the aggregate non-cash compensation charges in such restatements will be in the range of $5.9 million to $7.0 million for periods from 1994 to 2006. The majority of the charges are attributable to failures to satisfy the accounting criteria for establishing a grant measurement date with the required finality as to grantee, number of options granted, and date of grant. The remaining portion of the charges is attributable to those grants that may have been selected with the benefit of hindsight as identified by the Special Committee. Senior management and rank and file employees had the same grant dates for all annual grants. The precise amount and the amounts by period of such non-cash charges are still being determined by the Company and will also be subject to review by the Company’s independent registered public accounting firm. The range noted above also does not take into account costs incurred as a result of the Company’s review of its stock option grant practices. The range for the compensation charges reflects stock option grants to approximately 250 employees over the thirteen year period reviewed.

Accordingly, on April 16, 2007, the Board of Directors, determined that the Company’s previously issued financial statements included in its Annual Report on Form 10-K for the year ended June 30, 2006, and perhaps financial statements for earlier periods, including other historical financial information, related disclosures and applicable reports of its independent registered public accounting firm, should no longer be relied upon. The Company will restate previously issued financial statements as necessary. The Company intends to file with the SEC any consolidated financial statements required to be restated and its Quarterly Reports on Form 10–Q for the quarters ended September 30, 2006 and December 31, 2006, as soon as practicable. The Company will have filed a Form 8-K disclosing this conclusion today. The Board of Directors and management of the Company have discussed the matters disclosed in this Form 8-K with the Company’s independent registered public accounting firm.

As a result of these determinations, each of the Company’s two current outside directors who received grants within the scope of the Special Committee Review and its Chief Executive Officer, Chief Financial Officer and Vice President of Marketing, as well as the Company’s former Chairman and Chief Executive Officer, has voluntarily offered appropriate remediation of financial benefits received by such individuals from the options related issues identified by the Special Committee’s review. The Special Committee is currently in the process of evaluating the issue of remediation in light of the accounting impact of the Company’s option grant practices and other appropriate factors.

The Company has also initiated steps in accordance with the recommendations of the Special Committee to strengthen the Company’s policies and procedures relating to stock option plan administration and accounting for and disclosure of stock option grants.

The Company is continuing voluntarily to provide information to the Securities and Exchange Commission and the Department of Justice in connection with the Special Committee’s review.

About ScanSource, Inc.

ScanSource, Inc. {NASDAQ: SCSC} is a leading international distributor of specialty technology products. The Company markets specialty technologies through five sales units: ScanSource [automatic identification and data capture (AIDC) and point-of-sale (POS) products]; Catalyst Telecom (Avaya communications products); Paracon (communications products); T2 Supply (video conferencing and telephony products); and ScanSource Security Distribution (electronic security products).

ScanSource serves the North America marketplace and has an international segment, which sells AIDC and POS products, in Latin America and Europe. Founded in 1992, the company currently ranks #982 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.